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As filed with the Securities and Exchange Commission on July 8, 2003

Registration No. 333-105766

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact Name of Registrant as specified in its charter)

Delaware (State of incorporation)	77-0398689 (I.R.S. Employer Identification No.)

701 First Avenue
Sunnyvale, California 94089
(408) 349-3300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Susan L. Decker
Executive Vice President, Finance and Administration, and
Chief Financial Officer
701 First Avenue
Sunnyvale, California 94089
(408) 349-3300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Callahan Deputy General Counsel Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089 (408) 349-3300	Thomas J. Ivey Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, CA 94301 (650) 470-4500

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Securities Act Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The Information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2003

PRELIMINARY PROSPECTUS

YAHOO! INC.

$750,000,000 PRINCIPAL AMOUNT
ZERO COUPON SENIOR CONVERTIBLE NOTES DUE 2008
AND COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTES

        The SECURITIES offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 5 in determining whether to purchase the Yahoo! Inc. Zero Coupon Senior Convertible Notes or the Common Stock.

        This prospectus covers resales from time to time by selling securityholders of our Zero Coupon Senior Convertible Notes due April 1, 2008 (the "Notes") held by certain selling securityholders and 18,292,683 shares of our common stock issuable upon conversion of the Notes held by certain securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the Notes by reason of adjustment of the conversion price and as additional interest in certain circumstances. The Notes and the common stock may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

         The selling securityholders are offering these Notes and shares of common stock. The selling securityholders may sell all or a portion of the Notes from time to time in market transactions, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the Notes or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling securityholders may also sell all or a portion of the shares of common stock from time to time on the Nasdaq National Market, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling securityholders will receive all proceeds from the sale of the Notes or the sale of the shares of our common stock being registered in this registration statement. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 22. We will not receive any portion of the proceeds from the sale of these Notes or shares of common stock.

         Our common stock is quoted on the Nasdaq National Market under the symbol "YHOO". Our principal executive offices are located at 701 First Avenue, Sunnyvale, California 94089, and our telephone number is (408) 349-3300.

         On July 7, 2003, the last sale price of the common stock on the Nasdaq National Market was $35.27 per share. The Notes are not listed on any national securities exchange or on Nasdaq, but the Notes are eligible for trading in PORTAL.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2003.

TABLE OF CONTENTS

SUMMARY	1
YAHOO!	1
TERMS OF THE NOTES	2
RISK FACTORS	5
RISKS RELATED TO YAHOO!'S BUSINESS	5
RISKS RELATED TO THE SECURITIES	19
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	21
RATIO OF EARNINGS TO FIXED CHARGES	22
USE OF PROCEEDS	22
PLAN OF DISTRIBUTION	22
DESCRIPTION OF NOTES	24
DESCRIPTION OF CAPITAL STOCK	37
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES	40
SELLING SECURITYHOLDERS	44
LEGAL MATTERS	49
EXPERTS	49
WHERE YOU CAN FIND MORE INFORMATION ABOUT YAHOO!	50

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

SUMMARY

YAHOO! INC.

        We are a leading provider of comprehensive Internet products and services, offering a comprehensive network of essential services for Web users around the globe as well as businesses of all sizes. We manage our business geographically. Our principal areas of measurement and decision-making are the United States and International.

        Our basic properties and service offerings are available without charge to our users. We generate revenues from marketing services, fees and listings, and also offer fee-based premium services that provide our users access to additional content or services. Our properties and services for consumers and businesses reside in five vertical areas:

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  Search and Marketplace, which includes Yahoo! Search, Sponsored Search, Sponsor Listings, Yahoo! Yellow Pages, Yahoo! Maps, Yahoo! CityGuides, Yahoo! Autos, Yahoo! Real Estate, Yahoo! Shopping, Yahoo! Auctions, Yahoo! Travel and HotJobs;

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  Information and Content, which includes Yahoo! Sports, LAUNCH, Your Yahoo! Music Experience, Yahoo! Games, Yahoo! Movies, Yahoo! TV, Yahoo! News, Yahoo! Weather, Yahooligans, Yahoo! Health, Yahoo! Education and Yahoo! Finance;

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  Network and Platform Services, which includes Yahoo! Mail, Yahoo! Messenger, Yahoo! Mail Plus, Yahoo! Personals, Yahoo! Groups, Yahoo! Photos, Yahoo! Briefcase, Yahoo! Member Directory, Yahoo! People Search, Yahoo! Domains, Yahoo! Web Hosting, Yahoo! Business Mail, Yahoo! Store, Yahoo! Ad Manager, Yahoo! Wallet, Yahoo! Companion and My Yahoo!;

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  Enterprise Solutions, which includes Yahoo! Portal Solutions and Yahoo! Broadcast Solutions; and

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  Consumer Services, which provides various communication and content services to consumers and small businesses through our access relationships, such as our recently introduced SBC Yahoo! DSL and SBC Yahoo! Dial offerings.

        Yahoo! was incorporated on March 5, 1995 under the laws of California. Yahoo! was subsequently reincorporated on May 14, 1999 under the laws of Delaware. Our principal executive offices are located at 701 First Avenue, Sunnyvale, California 94089 and our telephone number is (408) 349-3300. Our web site is located at http://www.yahoo.com. As used in this prospectus, the words "we," "us," "our" and "Yahoo!" refer to Yahoo! Inc., a Delaware corporation, and its subsidiaries.

TERMS OF THE NOTES

        This prospectus covers the resale of $750,000,000 aggregate principal amount of the Notes and 18,292,683 shares of our common stock, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments and as additional interest, in circumstances described in this prospectus.

        We issued and sold $750,000,000 aggregate principal amount of the Notes on April 9, 2003, in a private offering to Credit Suisse First Boston LLC (the "Initial Purchaser"). We were told by the Initial Purchaser that the Notes were resold in transactions which were exempt from registration requirements of the Securities Act of 1933, as amended ("Securities Act") to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or to non-"U.S. Persons" (as defined in Regulation S under the Securities Act).

        Shares of the common stock may be offered by the selling securityholders following the conversion of the Notes.

        The following is a brief summary of the terms of the Notes. For a more complete description of the Notes, see section entitled "Description of the Notes" in this prospectus.

Securities Offered	$750,000,000 principal amount of Zero Coupon Senior Convertible Notes due 2008.
Maturity Date	April 1, 2008.
Ranking
The Notes are our senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness. The Notes rank senior to any of our subordinated indebtedness. At March 31, 2003, we had no outstanding senior indebtedness and we had total liabilities of approximately $596 million. The Notes are not guaranteed by any of our subsidiaries and, accordingly, will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of March 31, 2003, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness.
Interest	Interest on the Notes is zero unless specified defaults under the registration rights agreement occur. See "Description of Notes—Registration Rights of the Noteholders."
Principal Amount	The Notes have a principal amount at maturity of $1,000.
Conversion
Holders may convert the Notes into shares of our common stock at a conversion rate of 24.3902 shares per $1,000 principal amount of Notes, subject to adjustment, prior to the close of business on the final maturity date, if:
•
during any fiscal quarter (beginning with the third fiscal quarter of 2003) the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 110% of the conversion price on that 30th trading day;

•
during the period beginning January 1, 2008 through the maturity of the Notes, the closing sale price of our common stock on the previous trading day was 110% or more of the then current conversion price of the Notes; or
• specified corporate events described under "Description of the Notes—Conversion of Notes" have occurred.
Upon conversion, we will have the right to deliver cash in lieu of shares of our common stock.
Redemption	We may not redeem the Notes prior to their maturity.
Sinking Fund	None.
Fundamental Change
If a fundamental change (as described under "Description of Notes—Repurchase at Option of the Holder") occurs prior to maturity, each securityholder may require us to repurchase all or part of the Notes at a repurchase price equal to 100% of their principal amount. We may choose to pay the repurchase price in cash, shares of our common stock, shares of common stock of the surviving corporation, or a combination of cash and shares of the applicable common stock. If we elect to pay all or a portion of the repurchase price in shares of common stock, the shares of the applicable common stock will be valued at 97.5% of the average closing price of the applicable common stock for the five trading days immediately preceding the second business day immediately preceding the repurchase date.
Use of Proceeds	We will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.
Registration Rights
We entered into a registration rights agreement with the initial purchaser in which we agreed to file the shelf registration statement of which this prospectus is a part with the SEC covering resale of the registrable securities within 90 days after the closing date. We will use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of the closing date. We will use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:
• the date when all the registrable securities have been sold pursuant to the shelf registration statement or certain exemptions from registration under the Securities Act;
• the expiration of the holding period under Rule 144(k) under the Securities Act applicable to holders that are not affiliates of Yahoo!; and
• the date when all of the Notes and shares of common stock issuable upon conversion thereof have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

We will be required to pay holders additional interest if we fail to comply with our obligations to register the resale of the Notes or the common stock issuable upon conversion of the Notes within specified time periods.
DTC Eligibility
The Notes were issued in book-entry form and are represented by one or more permanent certificates deposited with a custodian for and registered in the name of a nominee DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only through records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes-Note, Book-Entry Form".
Trading	The Notes are not currently listed and we do not intend to list the Notes on any national securities exchange. The Notes are eligible for trading in PORTAL.
Absence of a Public Market	The Notes are securities for which there is currently no public market. An active or liquid market may not develop for the Notes. See "Plan of Distribution."
Nasdaq National Market Symbol of our Common Stock	YHOO.

RISK FACTORS

Risks Related to Our Business

If our competitors are more successful in attracting and retaining customers and users, then our revenues could decline.

        We compete with many other providers of online navigation, Web search, information, entertainment, business, recruitment, community, electronic commerce, Internet access and broadcast services. As we expand the scope of our Internet offerings, we will compete directly with a greater number of Internet sites, media companies, and companies providing business services across a wide range of different online services, including:

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  companies offering communications, Web search, information, community and entertainment services and Internet access either on a stand alone basis or integrated into other products and media properties;

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  vertical markets where competitors may have advantages in expertise, brand recognition, and other factors;

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  online employment recruiting companies;

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  online merchant hosting services; and

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  online broadcasting of business events.

        In order to compete effectively, we may need to expend significant internal engineering resources or acquire other technologies and companies to provide or enhance our capabilities. For example, our recent acquisition of Inktomi brings us leading technology in Web search, which is an important service we provide to our users. If we are unable to maintain or expand our customer and user base in the future, our revenues may decline.

Companies such as AOL Time Warner and Microsoft may have a competitive advantage because they have greater access to content, maintain billing relationships with customers and have access to established distribution networks.

        We face significant competition from AOL Time Warner ("AOL" or "America Online") and Microsoft ("Microsoft" or "MSN"). The combination of America Online and Time Warner provides America Online with content from Time Warner's movie and television, music, books and periodicals, news, sports and other media holdings; access to a network of cable and other broadband delivery technologies; and considerable resources for future growth and expansion. The America Online/Time Warner combination also provides America Online with access to a broad potential customer base consisting of Time Warner's current customers and subscribers of its various media properties. To a less significant extent, we also face competition from other companies that have combined a variety of services under one brand in a manner similar to Yahoo!. In certain of these cases, most notably AOL and MSN, our competition has a direct billing relationship with a greater number of their users through access and other services than we have with our users through certain of our premium services. This relationship permits our competitors to have several potential advantages including the potential to be more effective than us in targeting services and advertisements to the specific taste of their users.

Acquisitions could result in operating difficulties.

        As part of our business strategy, we acquired Inktomi Corporation in March 2003 and have completed several other acquisitions (including the acquisition of HotJobs.com in February 2002). We expect to enter into additional business combinations and acquisitions in the future. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, incurrence of debt and amortization of expenses related to intangible assets. The acquisitions of HotJobs and Inktomi were accompanied by a number of risks, including:

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  the difficulty of assimilating the operations and personnel of HotJobs, which are principally located in New York, with and into Yahoo!'s operations, which are headquartered in California;

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  the potential disruption of our ongoing business and distraction of management;

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  the difficulty of incorporating HotJobs' technology, or content and rights into our products and media properties and unanticipated expenses related to such integration;

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  the failure to further successfully develop HotJobs' or Inktomi's technology resulting in the impairment of amounts currently capitalized as intangible assets;

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  the impairment of relationships with employees and customers of HotJobs, Inktomi or our own business as a result of any integration of new management personnel; and

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  the potential unknown liabilities associated with HotJobs and Inktomi.

        We may experience similar risks in connection with our future acquisitions. We may not be successful in addressing these risks or any other problems encountered in connection with the acquisition of HotJobs and Inktomi or that we could encounter in future acquisitions, which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions.

Our recent acquisition of Inktomi exposes our business to greater competition in the area of Web search.

        In March 2003 we completed our acquisition of Inktomi Corporation, a provider of OEM Web search and paid inclusion services. As a result of our acquisition of Inktomi, we compete directly with other providers of Web search and related search services, including, among others, AltaVista, Fast Search & Transfer (both of which have recently been acquired by Overture), Google and Looksmart. Some of these competitors may have longer operating histories focusing on providing Web search services on an OEM basis, larger customer or user bases and greater brand recognition for their Web search businesses. In addition to the general acquisition risks highlighted in these risk factors, other companies with greater operational, strategic or financial resources may choose to enter the Web search or paid inclusion spaces by acquisition or internal development, and may create greater competition for customers and users.

Our international segment competes with local Internet service providers that may have a competitive advantage.

        On an international level, we compete directly with local providers; they may have several advantages, including greater knowledge about the particular country or local market and access to significant financial or strategic resources in such local markets. We must continue to obtain more knowledge about our users and their preferences, deepen our relationships with our users as well as increase our branding and other marketing activities in order to remain competitive and strengthen our market position internationally.

Our intellectual property rights are valuable and any inability to protect them could dilute our brand image.

        We regard our copyrights, patents, trademarks, trade dress, trade secrets, and similar intellectual property, including our rights to certain domain names, as important to Yahoo!'s success. Effective trademark, patent, copyright, and trade secret protection may not be available in every country in which our products and media properties are distributed or made available through the Internet. Further, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. If we are unable to protect our trademarks from authorized use, our brand image may be harmed. While we attempt to ensure that the quality of our brand is maintained by our licensees, our licensees may take actions that could impair the value of our proprietary rights or the reputation of our products and media properties. We are aware that third parties have, from time to time, copied significant content available on Yahoo! for use in competitive Internet services. Protection of the distinctive elements of Yahoo! may not be available under copyright law. Any impairment of our brand image could cause our stock price to drop. In addition, protecting our intellectual property and other proprietary rights can be expensive. Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results. In turn, this could harm the results of our business and lower our stock price.

We may be subject to intellectual property infringement claims, which are costly to defend and could limit our ability to provide certain content or use certain technologies in the future.

        Many parties are actively developing search, indexing, e-commerce and other Web-related technologies, as well as a variety of online business models and methods. We believe that these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent protection. As a result, disputes regarding the ownership of these technologies and rights associated with online business are likely to arise in the future. In addition to existing patents and intellectual property rights, we anticipate that additional third-party patents related to our services will be issued in the future. From time to time, parties assert patent infringement claims against us in the form of letters, lawsuits and other forms of communications. Currently, we are engaged in several lawsuits regarding patent issues and have been notified of a number of other potential disputes.

        In addition to patent claims, third parties have asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. Currently, our subsidiary LAUNCH Media, Inc. ("LAUNCH") is engaged in a lawsuit regarding copyright issues that commenced prior to our entering into an agreement to acquire LAUNCH. In the event that we determine that licensing patents or other proprietary rights is appropriate, we cannot guarantee that we will be able to license such proprietary rights on reasonable terms or at all. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of such claims.

        In the event that there is a determination that we have infringed third-party proprietary rights such as patents, copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability or be prevented from using the rights, which could require us to change our business practices in the future.

Financial results for any particular period will not predict results for future periods.

        There can be no assurance that the purchasing pattern of customers advertising on the Yahoo! network will not continue to fluctuate, that advertisers will not make smaller and shorter-term purchases, or that market prices for online advertising will not decrease due to competitive or other factors. As the percentage of revenues from sources other than advertising increases, it may become more difficult to predict our financial results based on historical performance. Because of the rapidly changing market we serve, period-to-period comparisons of operating results are not likely to be meaningful. You should not rely on the results for any period as an indication of future performance.

We expect our operating expenses to continue to increase as we attempt to expand the Yahoo! brand, fund product development, develop media properties and acquire other businesses.

        Yahoo! currently expects that its operating expenses will continue to increase as we expand our sales and marketing operations in areas of expected growth, continue to develop and extend the Yahoo!

brand, fund greater levels of product development, develop and commercialize additional media properties and premium services, and acquire complementary businesses and technologies.

We may be required to record a significant charge to earnings if we must reassess our goodwill or amortizable intangible assets.

        We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our amortizable intangible assets may not be recoverable include a decline in stock price and market capitalization, and slower growth rates in our industry. If our stock price and market capitalization decline, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or amortizable intangible assets is determined. At March 31, 2003, our goodwill and other amortizable intangible assets were $775.1 million. In the first quarter of 2002, we recorded a transitional impairment charge of $64.1 million as a cumulative effect of an accounting change, resulting from the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets."

Approximately 61% of our net revenues are derived from online advertising. Demand from our current and potential clients for online advertising is difficult to forecast accurately.

        For the three months ended March 31, 2003, approximately 61% of our net revenues came from advertisements displayed on our online properties. Our ability to continue to achieve substantial advertising revenue depends upon:

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  growth of our user base;

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  broadening our relationships with advertisers to small and medium size businesses;

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  our user base being attractive to advertisers;

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  our ability to derive better demographic and other information from our users;

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  acceptance of the Web by advertisers as an advertising medium; and

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  our ability to transition and expand into other forms of advertising.

        Our agreements with advertisers and sponsors generally have terms of three years or less and, in many cases, the terms are one year or less. The agreements often have payments contingent on usage or "click-through" levels. Some of our advertisers are Internet companies, which in certain cases, may lack financial resources to fulfill their commitments. Accordingly, it is difficult to forecast these revenues accurately. However, our expense levels are based in part on expectations of future revenues and are fixed over the short-term with respect to certain categories. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall.

If we are unable to continue to provide search and directory capabilities on terms which are acceptable to us, our revenue could significantly decline.

        We also generate a significant amount of revenue from our search and directory capabilities through an advertiser's purchase of an enhanced placement in our results. Yahoo! Sponsor Results, offered through keyword search driven inquiries, is currently provided through an agreement with Overture Services, Inc. ("Overture"), with an initial term ending in April 2005 and options for us to extend until April 2011. For the quarter ended March 31, 2003, our revenues from our agreement with Overture were approximately 19% of our total net revenues. If we are unable to provide search and directory services which generate significant traffic to our Web sites, to continue to secure an arrangement with a third party provider such as Overture on terms which are acceptable to us, or we are unable to develop our own ability to provide this service, our revenue could significantly decline.

The sources of our advertising revenue are changing and we must adapt to the needs of our changing mix of advertisers to maintain or increase our advertising revenues.

        We are experiencing a shift in the source of our advertising revenues from Internet companies to companies in more traditional lines of business. These advertisers often have substantially different requirements and expectations than Internet companies with respect to advertising programs. In addition, companies in more traditional lines of business have only recently begun to increase their aggregate commitments to Internet advertising. If we are unsuccessful in adapting to the needs of our changing mix of advertisers, our revenues could decline.

Decreases or delays in advertising spending due to general economic downturns could harm our ability to generate advertising revenue.

        Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been generally characterized in recent quarters by softness of demand and the reduction of marketing and advertising budgets or the delay in spending of budgeted resources. As a result, advertising spending across traditional media, as well as the Internet, has decreased. Since Yahoo! derives a large part of its revenues from advertising fees, the decrease in or delay of advertising spending could reduce our revenues or negatively impact our ability to grow our revenues. Even if economic conditions do improve, marketing budgets and advertising spending may not increase from current levels.

Due to intense competition, we may not be able to generate substantial revenues from the Internet access market.

        In 2002 we announced the launch of SBC Yahoo! DSL and SBC Yahoo! Dial, an Internet access service provided through an alliance with SBC Communications Inc. This access service combines customized content and services from Yahoo! (including browser and other communications services) and DSL transport and Internet access from SBC Internet Services (an affiliate of SBC Communications Inc.). This Internet access service will compete with many large companies, some of which may have substantially greater market presence (including an existing user base), financial, technical, marketing or other resources than those committed to the product offerings with SBC. This service will primarily compete directly or indirectly with established Internet services, such as America Online and the Microsoft Network; national telecommunications companies and regional Bell operating companies (other than SBC); and broadband Internet access providers such as Earthlink, Comcast, and other cable broadband providers. As a result of these and other competitive factors, this service may not be able to attract, grow or retain a customer base, which would negatively impact our ability to sell customized content and services through this channel.

Our success in the Internet access market will depend on technical and customer service issues which we have a limited ability to control.

        Internet access services, including SBC Yahoo! DSL and SBC Yahoo! Dial, are susceptible to natural or man-made disasters such as earthquakes, floods, fires, power loss, or sabotage, as well as interruptions from technology malfunctions, computer viruses or hacker attacks. Other potential service interruptions may result from unanticipated demands on network infrastructure, increased traffic or problems in customer service to our access customers. Our ability to control technical and customer service issues is further limited by our dependence on SBC for connectivity, customer service, joint marketing and technical integration of aspects of our access service. Significant disruptions in our access service could harm our goodwill, the Yahoo! brand and ultimately could significantly and negatively impact the amount of revenue we may earn from our service.

Some of our sponsorship arrangements may not generate anticipated revenues.

        A key element of our strategy is to generate advertising revenues through sponsored services and placements by third parties in our online media properties in addition to banner advertising. We typically receive sponsorship fees or a portion of transaction revenues in return for minimum levels of user impressions to be provided by us. These arrangements expose us to potentially significant financial risks in the event our usage levels decrease, including the following:

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  the fees we are entitled to receive may be adjusted downwards;

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  we may be required to "make good" on our obligations by providing alternative services;

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  the sponsors may not renew the arrangements or may renew at lower rates; and

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  the arrangements may not generate anticipated levels of shared transaction revenues, or sponsors may default on the payment commitments in such agreements as has occurred in the past.

        Accordingly, any leveling off or decrease of our user base (or usage by our existing base) or the failure to generate anticipated levels of shared transaction revenues could result in a significant decrease in our revenues.

We have spent considerable amounts of money and resources to provide a variety of communications services, but such services may not prove to be successful in generating significant revenue for us.

        Currently, a substantial portion of the traffic on our online properties is directed at our communications services, such as email, instant messaging and chat rooms, and we expect this trend to continue for the foreseeable future. We provide these and other basic communications services free of charge to users, as is the case with most of our competitors. We also offer fee-based enhancements to our email service and also depend on the use of other Yahoo! services to generate revenues from our communications service. This revenue model and alternative revenue models for our communications and electronic commerce services, such as subscription fees and commissions, are relatively unproven and may not generate sufficient revenues to be meaningful to us. As communications services become an increasingly important part of our total offering, we must continue to provide new communications applications that are compelling to users and utilize more sophisticated communications technologies to provide such applications to many types of access devices in addition to the personal computer, while continuing to develop an effective method for generating revenues for such services. In addition, the development of these technologies requires long development cycles and a more significant investment by us. If we cannot generate revenues from our communications services that are greater than the cost of providing such services, our operating results will be harmed.

We may not be successful in expanding the number of users of our electronic commerce services.

        We have focused, and intend to continue to focus, significant resources on the development and enhancement of our electronic commerce properties. These properties, such as Yahoo! Shopping, link users with a network of retailers with whom we have relationships. Through our electronic commerce properties, we do not establish a direct billing relationship with our users as a result of any purchases they may make with the retailers. In addition, a large number of our users currently utilize Yahoo!'s online shopping services simply to gather information for future offline purchases. We will need to effectively induce information gatherers to make purchases in order for our electronic commerce properties to be successful. Finally, the success of our electronic commerce properties will also depend on, among other things, our ability to attract and retain well-known brands among our network of retailers. The revenue that we derive from our electronic commerce properties is typically in the form of a commission paid by the retailer from whom our user purchased a product. Users who had a favorable buying experience with a particular retailer may contact that retailer directly for future purchases rather than through our service. If our users bypass our electronic commerce properties, such as Yahoo! Shopping, and contact retailers directly, we will not receive any revenue for purchases made through such direct contact. Competing providers of online shopping, including merchants with whom we have relationships, may provide a more convenient and comprehensive online shopping experience due to their singular focus on electronic commerce. As a result, we may have difficulty competing with those merchants for users of electronic commerce services and as a consequence our revenue could decline or we could fail to generate significant revenues from electronic commerce. In addition, a decrease in the number of users of Yahoo! Shopping could adversely affect demand for our Yahoo! Store service as a means to market and distribute products online, which could negatively impact the amount of revenue we generate from this service.

Our business and enterprise services, while costly to develop, may fail to gain increasing market acceptance.

        We have invested a significant amount of money and resources in the creation of our Yahoo! Enterprise Solutions offerings, which is composed of our Portals and Broadcast Groups. These services may fail to gain increasing market acceptance. Because the market for business and enterprise services is new and evolving, it is difficult to predict the size of this market and its rate of growth, if any. In addition, it is uncertain whether businesses and other organizations will utilize the Internet to any significant degree as a means of broadcasting business conferences and other events. Potential business services customers must increasingly accept audio and video broadcast services over the Internet as a viable alternative to face-to-face meetings, television or audio, audio teleconferences and video conferencing. We cannot assure you that the market for business and enterprise services will continue to grow or be sustainable. In addition, with respect to Portal Solutions, we compete with many large, well capitalized companies offering a broader range of integrated products, which provides them with a competitive advantage. If the market fails to grow, grows more slowly than expected or becomes more competitive than is currently expected, our operating results could be harmed.

We will continue to operate in international markets in which we have limited experience and are faced with relatively higher costs and are exposed to greater risks.

        A key part of our strategy is to develop Yahoo!-branded online properties in international markets. We have developed, through joint ventures, subsidiaries and branch offices, Yahoo! properties localized for over 20 other countries. To date, we have only limited experience in developing localized versions of our products and marketing and operating our products and services internationally, and we rely on the efforts and abilities of our foreign business partners in such activities.

        We believe that in light of substantial anticipated competition, we need to expand our operations in international markets quickly in order to obtain market share effectively. However, in a number of international markets, especially those in Europe, we face substantial competition from Internet Service Providers (ISPs) that offer or may offer their own navigational services. Many of these ISPs have a dominant market share in their territories. Further, foreign providers of competing online services may have a substantial advantage over us in attracting users in their country due to more established branding in that country, greater knowledge with respect to the tastes and preferences of users residing in that country and/or their focus on a single market. We have experienced and expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of our international online properties relative to our domestic experience. We have selected international markets that may not develop at a rate that supports our level of investment. In particular, international markets typically have been slower than domestic markets in adopting the Internet as an advertising and commerce medium.

Our international operations are subject to greater risks.

        In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international presence, there are certain risks inherent in doing business on an international level, including:

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  trade barriers and unexpected changes in regulatory requirements;

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  difficulties in developing, staffing and simultaneously managing a large number of unique foreign operations as a result of distance, language and cultural differences;

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  longer payment cycles;

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  currency exchange rate fluctuations;

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  political and economic instability and export restrictions;

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  seasonal reductions in business activity;

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  risks related to government regulation including those more fully described below; and

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  potentially adverse tax consequences.

        One or more of these factors could harm our future international operations and consequently, could harm our business, operating results, and financial condition.

If key personnel leave unexpectedly and are not replaced, we may not be able to execute our business plan.

        We are substantially dependent on the continued services of our key personnel, including our two founders, our chief executive officer, chief financial officer, chief operating officer, chief technical officer, and our executive and senior vice presidents. These individuals have acquired specialized knowledge and skills with respect to Yahoo! and its operations. If any of these individuals were to leave Yahoo! unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. Yahoo!'s chief product officer, chief marketing officer, and senior vice president of Enterprise Solutions departed from Yahoo! during 2002. We may experience similar departures from our domestic or international business units in the future. Many of our management personnel have reached or will soon reach the four-year anniversary of their Yahoo! hiring date and, as a result, have become or will shortly become fully vested in their initial stock option grants. While management personnel are typically granted additional stock options subsequent to their hire date, which will usually vest over a period of four years to provide additional incentive to remain at Yahoo!, the initial option grant is typically the largest for a given position, and an employee may be more likely to leave Yahoo!'s employ upon completion of the vesting period for the initial option grant.

If we are unable to hire qualified personnel in designated growth areas, we may not be able to execute our business plan.

        We expect that we will need to hire additional personnel in designated growth areas. The competition for qualified personnel can be intense, particularly in the San Francisco Bay Area, where our corporate headquarters are located. At times, we have experienced difficulties in hiring personnel with the right training or experience, particularly in technical areas. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, we may be unable to meet our business plan and as a result our stock price may drop.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances or customer requirements.

        Yahoo! is one of the most highly trafficked Websites on the Internet and is regularly serving numbers of users and delivering daily page views which are beyond previous standards for Internet usage. In addition, the services offered by Yahoo! and popular with users and customers have changed significantly in the past, are expected to change rapidly in the future, and are difficult to predict. Rapid increases in the levels or types of use of our online properties and services could result in delays or interruptions in our service. In particular, the architecture utilized for our email and certain other communication services is highly complex and may not provide satisfactory service in the future, especially as email and certain other communications services become an increasingly important service offering and as the rate of unsolicited email continues to increase in volume and complexity. In the future, we may be required to make significant changes to our architecture, including moving to a completely new architecture. If we are required to switch architectures, we may incur substantial costs and experience delays or interruptions in our service. These delays or interruptions in our service may cause users and customers to become dissatisfied with our service and move to competing providers of online services. Further, to the extent that demand for our broadcast services content and other rich media offerings increases, we will need to expand our infrastructure, including the capacity of our hardware servers and the sophistication of our software. This expansion is likely to be expensive and complex, and require additional technical expertise. If we fail to successfully scale our broadcasts to large audiences of simultaneous users, such failure could harm that portion of our business. As we acquire users who rely upon us for a wide variety of services, it becomes more technologically complex and costly to retrieve, store and integrate data that will enable us to track each user's preferences. An unanticipated loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies or user requirements and the associated adjustments to our architecture could harm our operating results and financial condition.

Our competitors often provide Internet access or computer hardware to our users, and our competitors could make it difficult for our users to access our services, which in turn, could reduce the number of our users.

        Our users must access our services through an Internet service provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider (other than SBC), such as AOL Time Warner or MSN, or a computer or computing device manufacturer offers online services or properties that are competitive with those of Yahoo!, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because the access provider gathers information from the user in connection with the establishment of the billing relationship, the access provider may be more effective than us in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by an access provider (other than SBC Yahoo! DSL or SBC Yahoo! Dial) or those offered by computer or computing device manufacturers rather than the services provided by us, our revenues may decline.

More individuals are utilizing non-PC devices to access the Internet, and we may not be successful in developing a version of our service that will gain widespread adoption by users of such devices.

        In the coming years, the number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices, is expected to increase dramatically. Our services are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and we may be unsuccessful in our efforts to modify our online properties to provide a compelling service for users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we will fail to capture a sufficient share of an increasingly important portion of the market for online services.

We may not be successful in developing marketable advertising services suited for alternative devices.

        As the majority of our revenues are derived through the sale of marketing services optimized for a personal computer screen, we may not be successful at developing a viable strategy for deriving substantial revenues from online properties that are directed at the users of alternative devices. Any failure to develop revenue-generating online properties that are adopted by a significant number of alternative device users could harm our business, operating results and financial condition.

We rely on the value of the Yahoo! brand, and the costs of maintaining and enhancing our brand awareness are increasing.

        We believe that maintaining and expanding the Yahoo! brand (and other vertical brands, including Inktomi and HotJobs) is an important aspect of our efforts to attract and expand our user and advertiser base. We also believe that the importance of brand recognition will increase due to the relatively low barriers to entry. We have spent considerable money and resources to date on the establishment and maintenance of the Yahoo! brands. We will spend increasing amounts of money on, and devote greater resources to advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Yahoo! brands. We may not be able to successfully maintain or enhance consumer awareness of the Yahoo! brands and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance customer awareness of the Yahoo! brands in a cost effective manner, our business, operating results and financial condition would be harmed.

The successful operation of our business depends upon the supply of critical elements from other companies and any interruption in that supply could cause service interruptions or reduce the quality of our product offerings.

        We depend upon third parties, to a substantial extent, for several critical elements of our business, including various technology, infrastructure, content development, software and distribution components.

        Technology and Infrastructure.    We rely on private third-party providers for our principal Internet connections, co-location of a significant portion of our data servers and network access. Any disruption in the Internet or network access or co-location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business, operating results and financial condition. Any financial difficulties for our providers may have negative effects on our business, the nature and extent of which we cannot predict. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information, chat services, street mapping and telephone listings, streaming capabilities and similar services. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. We also rely on a third-party manufacturer for key components of our email service. Furthermore, we depend on hardware and software suppliers for prompt delivery, installation and service of servers and other equipment to deliver our products and services. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business and could expose us to liabilities to third parties.

        Distribution Relationships.    In addition to our relationship with SBC, to increase traffic for our online properties and services and make them more available and attractive to advertisers and consumers, we have certain distribution agreements and informal relationships with leading Web browser providers, operators of online networks and leading Websites, software developers and computer manufacturers, and telecommunications companies. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Further, some of our distributors are competitors or potential competitors who may not renew their distribution contracts with us. Potential distributors may not offer distribution of our properties and services on reasonable terms, or at all. In addition, as new methods for accessing the Web become available, including through alternative devices, we may need to enter into additional distribution relationships. If we fail to obtain distribution or to obtain distribution on terms that are reasonable, we may not be able to execute our business plan.

        Streaming Media Software.    We rely on the two leading providers of streaming media products, RealNetworks and Microsoft, to license the software necessary to broadcast streaming audio and video content to our users. There can be no assurance that these providers will continue to license these products to us on reasonable terms, or at all. Our users are currently able to electronically download copies of the software to play streaming media free of charge, but providers of streaming media products may begin charging users for copies of their player software or otherwise change their business model in a manner that slows the widespread acceptance of these products. In order for our broadcast services to be successful, there must be a large base of users of these streaming media products. We have limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, the broadcast services portion of our business will be materially adversely affected.

        Content and Search Service.    Our future success depends upon our ability to aggregate compelling content and deliver that content through our online properties. We license much of the content that attracts users to our online properties, such as news items, stock quotes, weather reports, maps and audio and video content from third parties such as Reuters. We also obtain important elements of our search service from our relationship with Google. In particular, Yahoo! Broadcast and our music and entertainment properties rely on major sports organizations, radio and television stations, record labels, cable networks, businesses, colleges and universities, film producers and distributors, and other organizations for a large portion of the content available on our properties. Our ability to maintain and build relationships with third-party content providers will be critical to our success. We may be unable to enter into or preserve relationships with the third parties whose content we seek to obtain. Many of our current licenses for third-party content extend for a period of less than two years and there can be no guarantee that they will be renewed upon their expiration. In addition, as competition for compelling content increases both domestically and abroad, our content providers may increase the prices at which they offer their content to us and potential content providers may not offer their content on terms agreeable to us. An increase in the prices charged to us by third-party content providers could harm our operating results and financial condition. Further, many of our content licenses with third parties are non-exclusive. Accordingly, other webcasters may be able to offer similar or identical content. Likewise, most sports and entertainment content available on our online properties are also available on other media like radio or television. These media are currently, and for the foreseeable future will be, much more widely adopted for listening or viewing such content than the Web. These factors also increase the importance of our ability to deliver compelling editorial content and personalization of this content for users in order to differentiate Yahoo! from other businesses. If we are unable to license or acquire compelling content, if other companies broadcast content that is similar to or the same as that provided by Yahoo!, or if we do not develop compelling editorial content or personalization services, the number of users on our online properties may not grow at all or at a slower rate than anticipated, which would decrease our revenue.

As we provide more audio and video content, particularly music, we may be required to spend significant amounts of money on content acquisition and content broadcasts.

        In the past, the majority of the content that we provided to our users was in print, picture or graphical format and was either created internally or licensed to us by third parties for little or no charge. However, we have been providing and intend to continue to provide increasing amounts of audio and video content to our users, such as the broadcast of music, film content, speeches, news footage, concerts and other special events, through our broadcast services and other media and entertainment properties. We believe that users of Internet services such as the Yahoo! online properties will increasingly demand high-quality audio and video content. Such content may require us to make substantial payments to third parties from whom we license or acquire such content. For example, in order to broadcast music through our online properties, we are currently required to pay royalties both on the copyright in the musical compositions and the copyright in the actual sound recordings of the music to be broadcast. The revenue we receive as a result of our audio and video broadcasts may not justify the costs of providing such broadcasts.

Our failure to manage growth, consolidation and diversification of our business could harm us.

        We have experienced dramatic growth in personnel in recent years and expect to continue to hire additional personnel in selected areas. We also consolidated our workforce in certain areas to decrease our costs and create greater operational efficiency. This growth and consolidation requires significant time and resource commitments from us and our senior management. Further, as a result of recent acquisitions and international expansion, more than one-half of our employees are based outside of our Sunnyvale, California headquarters. If we are unable to effectively manage a large and geographically dispersed group of employees, anticipate our future growth or manage our operational consolidations effectively, our business will be adversely affected.

        In addition, our business has evolved in recent quarters to include, among other initiatives, a variety of fee-based premium services. Regulation of the Internet, including U.S. and foreign laws and regulations relating to user privacy, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, consumer protection, content regulation, quality of products and services and intellectual property ownership and infringement, may impact our evolving business in ways we have not yet anticipated. Such regulation may impose significant additional costs on our business or subject us to additional liabilities. Additionally, our business relies on our financial reporting and data systems (including our systems for billing users of our fee-based services), which have grown increasingly complex in recent quarters due to acquisitions and the diversification and complexity of our business. Our ability to operate our business efficiently depends on these systems and if we are unable to adapt to these changes, our business will be adversely affected.

We are subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

        There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Yahoo! relating to issues such as user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, consumer protection, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

        Several federal laws, including the following, could have an impact on our business. The Digital Millennium Copyright Act is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

        We post our privacy policy and practices concerning the use and disclosure of user data. In addition, GeoCities, a company we acquired in 1999, is required to comply with a consent order between it and the Federal Trade Commission (the "FTC"), which imposes certain obligations and restrictions with respect to information collected from users. Any failure by us to comply with our posted privacy policy, the consent order, FTC requirements or other privacy-related laws and regulations could result in proceedings by the FTC or others which could potentially have an adverse effect on our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business through a decrease in user registrations and revenues. This could be caused by, among other possible provisions, the required use of disclaimers or other requirements before users can utilize our services.

        Due to the nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate Web transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) could increase the costs of regulatory compliance for us or force us to change our business practices.

We may be subject to legal liability for online services.

        We host a wide variety of services that enable individuals to exchange information, generate content, conduct business and engage in various online activities on an international basis, including public message posting and services relating to online auctions and homesteading. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Claims have been threatened and have been brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that we provide links to or that may be posted online or generated by our users or with respect to auctioned materials. In addition, Yahoo! was the subject of a claim brought by certain entities in a French court regarding, among other things, the availability of certain content within our services which was alleged to violate French law. Due to the unsettled nature of the law in this area, we may be subject to similar actions in domestic or other international jurisdictions in the future. Our defense of any such actions could be costly and involve significant distraction of our management and other resources. In addition, we are aware that governmental agencies are currently investigating the conduct of online auctions.

        We also periodically enter into arrangements to offer third-party products, services, or content under the Yahoo! brand or via distribution on various Yahoo! properties, including stock quotes and trading information. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services or content. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification may not be adequate.

        It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us. For example, we offer Web-based email services, which expose us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email, or interruptions or delays in email service. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not ultimately result in liability.

Our operations could be significantly hindered by the occurrence of a natural disaster or other catastrophic event.

        Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, a significant portion of our network infrastructure is located in Northern California, an area susceptible to earthquakes. In the past, the western United States (and California in particular) has experienced repeated episodes of diminished electrical power supply. As a result of these episodes, certain of our operations or facilities may be subject to "rolling blackouts" or other unscheduled interruptions of electrical power. The prospect of such unscheduled interruptions may continue for the foreseeable future and we are unable to predict their occurrence, duration or cessation. We do not have multiple site capacity for all of our services in the event of any such occurrence. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical and electronic break-ins, and similar disruptions from unauthorized tampering with our computer systems.

Technological or other assaults on our service could harm our business.

        We are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We have experienced a coordinated denial of service attack in the past, and may experience such attempts in the future. We do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any of these events. Any such event could reduce our revenue and harm our operating results and financial condition.

Anti-takeover provisions could make it more difficult for a third party to acquire us.

        We have adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of March 20, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $250 per unit. Under certain circumstances, if a person or group acquires 15% or more of our outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $250 exercise price, shares of our common stock or of any company into which we are merged having a value of $500. The rights expire on March 1, 2011 unless extended by our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors regarding such acquisition.

        In addition, our board of directors has the authority to issue up to 10,000,000 shares of Preferred Stock (of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock)

and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

        The rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of Yahoo! without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. Further, certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent and limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice, may have the effect of delaying or preventing changes in control or management of Yahoo!, which could have an adverse effect on the market price of our stock. In addition, our charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our Board of Directors. Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control or management.

Terrorist attacks and the recent outbreak of hostilities in Iraq have contributed to economic instability in the United States and Internationally, which could lead to reduced advertising spending by our customers.

        On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and in March 2003, the United States became involved in hostilities with Iraq. These events, coupled with political instability elsewhere in the world have caused volatility in the financial markets and uncertainty in the global economy. Under these circumstances, there is a risk that our existing and potential customers may decrease spending, particularly for marketing services. Because marketing services continue to constitute a majority or our revenues, any such decrease in expenditures could materially and adversely affect our operating results and financial condition. In addition, the political and economic conditions described above may contribute to increased volatility in stock prices, which may cause our stock price to decline.

Risks Related to the Securities

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the Notes, may fluctuate significantly, which may make it difficult for holders to resell the Notes or the shares of our common stock issuable upon conversion of the Notes when desired or at attractive prices.

        The trading price of our common stock has been and may continue to be subject to wide fluctuations. During the second quarter of 2003, the closing sale prices of our common stock on the Nasdaq ranged from $22.79 to $32.90 per share and the closing sale price on July 7, 2003 was $35.27 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

        In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the Notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the Notes may encourage short selling in our common stock by market participants because the conversion of the Notes could depress the price of our common stock.

        Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

We do not expect a public market for the Notes to develop after completion of the offering.

        Although the Notes are currently traded on PORTAL, there can be no assurance as to: (1) the liquidity of any market for the Notes, (2) the ability of the holders to sell their Notes, or (3) the prices at which holders of the Notes would be able to sell their Notes. The Notes could trade at prices higher or lower than their initial purchase prices depending on many factors. We do not intend to apply for listing of the Notes on any securities exchange or for quotation on the Nasdaq National Market.

The Notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

        None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the Notes. As a result, the Notes will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the Notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries' creditors. At March 31, 2003, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness.

        In addition, the Notes are not secured by any of our assets or those of our subsidiaries. As a result, the Notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the Notes. At March 31, 2003, we had no secured debt outstanding.

The Notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the Notes.

        We are not restricted under the terms of the Notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the Notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes could have the effect of diminishing our ability to make payments on the Notes when due.

We may not have the ability to repurchase the Notes in cash if a holder exercises its repurchase right on the dates specified herein or upon the occurrence of a change of control.

        Holders of the Notes have the right to require us to repurchase the Notes upon the occurrence of a fundamental change, such as a change of control, prior to maturity as described under the heading "Description of the Notes—Repurchase at Option of the Holder". We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. We have the ability under the terms of the Notes to pay the repurchase price in shares of our common stock, regardless of whether we have cash available, but this may be highly dilutive.

The conditional conversion feature of the Notes could result in holders receiving less than the value of the common stock into which a Note is convertible.

        The Notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, holders will not be able to convert their Notes, and holders may not be able to receive the value of the common stock into which the Notes would otherwise be convertible.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new share offerings.

        Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could cause the market price of our common stock to decline. Because the Notes are convertible into common stock only at a conversion price in excess of the recent trading price, such a decline in our common stock price may cause the value of the Notes to decline. We currently have an effective universal shelf registration statement which would permit us to sell up to $1 billion worth of shares of our common stock or securities exercisable for or convertible into our common stock in a relatively short time frame.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

        Some of the statements in this Report constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology. This Report includes, among others for fiscal 2003, statements regarding our:

  •
  revenues for marketing services, fees and listings;

  •
  primary operating costs and expenses;

  •
  amortization of intangibles;

  •
  estimated goodwill from the Inktomi acquisition;

  •
  capital expenditures;

  •
  use of funds from the sale of convertible notes, together with cash and investments;

  •
  operating lease arrangements;

  •
  evaluation of possible acquisitions of, or investments in business, products and technologies; and

  •
  existing cash and investments being sufficient to meet operating requirements.

        These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed in these "Risk Factors" and elsewhere in this Report. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this Report to conform them to actual results.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Quarter ended March 31, 2003	Year ended December 31,
	2002	2001(1)	2000	1999	1998
42.75	31.58	—	32.91	25.22	3.22

(1)
Earnings in 2001 were inadequate to cover fixed charges. The coverage deficiency was approximately $85.5 million, largely due to restructuring and acquisition related costs totaling $62.2 million and investment losses of $26.6 million.

        The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, minority interest and earnings in equity interests, plus fixed charges by (ii) fixed charges. Fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals) and interest expense on indebtedness.

USE OF PROCEEDS

        The proceeds from the sale of the Notes and the common stock offered pursuant to this prospectus are solely for the account of the Selling Stockholders. Accordingly, we will not receive any proceeds from the sale of the Notes or the shares of common stock offered by this prospectus.

PLAN OF DISTRIBUTION

        We will not receive any proceeds from the sale of the securities covered by this prospectus. The Notes and shares of common stock issuable upon conversion of the Notes are being offered on behalf of the selling securityholders. The Notes and shares of common stock issuable upon conversion of the Notes may be sold or distributed from time to time by the selling securityholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the Notes or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the Notes or shares of common stock are sold through brokers, dealers or underwriters the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Unless otherwise permitted by law, if the Notes or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

        The sale of the Notes or shares of common stock may be effected in one or more of the following methods (which may involve block transactions):

  •
  on any national securities exchange or quotation service on which the Notes or shares of common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any Notes or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933, as amended (the "Securities Act") may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the Notes or shares of common stock, short and deliver the Notes or shares of common stock to close out such short positions, or loan or pledge the Notes or shares of common stock to broker-dealers that in turn may see such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Notes or shares of common stock which may be resold thereafter pursuant to this prospectus if the Notes or shares of common stock are delivered by the selling securityholders. However, if the Notes or shares of common stock are to be delivered by the selling securityholder's successors in interest, unless permitted by law, we must distribute a prospectus supplement and/or file an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the successors in interest as selling securityholders under this prospectus. Each selling securityholder may not satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement.

        The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the Notes or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the Notes or shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the Notes or shares of common stock to be sold under cover of this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the Notes or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the Notes or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling securityholders and any broker-dealers who act in connection with the sale of Notes or shares of common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Notes or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. Credit Suisse First Boston LLC, White River Securities LLC, U.S. Bancorp Piper Jaffray and Bear, Stearns & Co. Inc. have informed the Company that they are registered broker-dealers, and as a result, they are deemed to be underwriters in connection with the sale of the Notes. Several of the selling securityholders are affiliates of registered broker-dealers, each of these selling securityholders have informed Yahoo! that: (1) such selling securityholder purchased its Notes in the ordinary course of business and (2) at the time that the Notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, to distribute the Notes.

        The anti-manipulation rules under the Exchange Act may apply to sales of Notes or shares of common stock in the market and to the activities of the selling securityholders and their affiliates.

        The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Notes or shares of common stock against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such Notes or shares of common stock, may be deemed to be underwriting discounts and commissions under the Securities Act, if any such broker-dealers purchase Notes or shares of common stock as principal.

        The Notes were issued and sold in April 2003 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchaser, each selling securityholder and certain underwriters, and each selling securityholder has agreed to indemnify us, the initial purchasers, certain underwriters and the other selling securityholders, against specified liabilities arising under the Securities Act.

        We will use our reasonable best efforts to keep the shelf registration statement effective for the period set forth below under "Description of Notes—Registration Rights of the Noteholders". No sales may be made pursuant to this prospectus after such period unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness.

        We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the Notes and the shares of common stock covered by this prospectus.

DESCRIPTION OF NOTES

        The Notes were issued under an indenture dated as of April 9, 2003, between Yahoo! Inc., as issuer, and U.S. Bank National Association, as trustee. The Notes and the shares issuable upon conversion of the Notes are covered by a registration rights agreement. See "Where You Can Find More Information About Yahoo!" for information on how to obtain a copy of the indenture and the registration rights agreement.

        The following description is a summary of the material provisions of the Notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture and the registration rights agreement. We urge holders of the Notes and shares issuable upon conversion thereof to read these documents because they, and not this description, define each such holder's rights as a holder of the Notes. Wherever particular provisions or defined terms of the indenture or form of Note are referred to, these provisions or defined terms are incorporated in this prospectus by reference.

General

        The Notes are senior unsecured debt and rank on a parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The Notes are convertible into common stock as described under "—Conversion of Notes."

        The Notes are limited to $750,000,000 aggregate principal amount. The Notes are issued only in denominations of $1,000 and multiples of $1,000. The Notes will mature on April 1, 2008 unless earlier converted or repurchased.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        Holders are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "—Repurchase at Option of the Holder."

        We will not pay interest on the Notes unless specified defaults under the registration rights agreement occur.

        We will maintain an office in the City of New York where the Notes may be presented for registration, transfer, exchange or conversion. This office is initially the office or agency of the trustee in the City of New York. Except under limited circumstances described below, the Notes are issued only in fully-registered book-entry form and will be represented by one or more Notes. There will be no service charge for registration of transfer or exchange of Notes. We may, however, require holders to pay a sum to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        A holder may convert any of such holder's Notes, in whole or in part, into common stock prior to the close of business on the final maturity date of the Notes if:

  •
  during any fiscal quarter (beginning with the third fiscal quarter of 2003) the closing sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 110% of the conversion price as in effect on that 30th trading day;

  •
  during the period beginning January 1, 2008 through the maturity of the Notes, the closing sale price of our common stock on the previous trading day was 110% or more of the then current conversion price of the Notes; or

  •
  specified corporate transactions discussed below have occurred.

        As used herein, the "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the average bid and the average ask prices) as reported in composite transactions for the principal U.S. securities exchange on which the common stock is traded or, if the common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation system or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the board of directors of Yahoo! will make a good faith determination of the sale price.

        The number of shares of common stock a holder will receive upon conversion of such holder's Notes will be determined by multiplying the number of $1,000 principal amount Notes converted by the conversion rate on the date of conversion. If a holder has submitted such holder's Notes for repurchase upon a fundamental change, such holder may convert the Notes only if the holder withdraws its repurchase election. A holder may convert such holder's Notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

        The initial conversion rate for the Notes is 24.3902 shares of common stock per $1,000 principal amount of Notes, subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of Notes. Instead, we will pay cash equal to the closing price of the common stock on the trading day prior to the conversion date.

Conversion Upon Specified Corporate Transactions

        In the event that:

  •
  we distribute to all holders of our common stock rights entitling them to purchase common stock at less than the average sale price of the common stock for the 10 trading days preceding the declaration date for such distribution;

  •
  we elect to distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 15% of the sale price of the common stock on the business day preceding the declaration date for the distribution; or

  •
  a fundamental change of Yahoo! as described under "—Repurchase at Option of the Holder" occurs but holders of Notes do not have the right to require us to repurchase their Notes as a result of such fundamental change because either (1) the sale price of our common stock for a specified period prior to such fundamental change exceeds a specified level or (2) the consideration received in such fundamental change consists of freely tradable stock and the Notes become convertible into that stock (each as more fully described under "—Repurchase at Option of the Holder"); then at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the fundamental change, as the case may be, we must notify the holders of the Notes in writing of the occurrence of such event. Once we have given that notice, holders may surrender their Notes for conversion at any time (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution or (2) within 30 days of the fundamental change notice, in the case of a fundamental change. In the case of a distribution, no adjustment to the ability of a holder of Notes to convert would be made if the holder may participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Note into common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Notes immediately prior to the transaction. If the transaction also constitutes a "fundamental change," as defined below, the holder can require us to repurchase all or a portion of its Notes as described under "—Repurchase at Option of the Holder."

Conversion Procedure

        To convert a Note held in certificated form into common stock a holder must:

  •
  complete and manually sign the conversion notice on the back of the Note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the Note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        The date the holder complies with these requirements is the conversion date under the indenture.

Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occurs:

  (1)
  we issue common stock as a dividend or distribution on our common stock;

  (2)
  we issue to all holders of common stock certain rights or warrants to purchase our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of our common stock on the business day immediately preceding the time of announcement of such issuance;

  (3)
  we subdivide or combine our common stock;

  (4)
  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

  •
  rights or warrants specified above;

  •
  dividends or distributions specified above; and

  •
  cash distributions;

  (5)
  we make distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined with:

  •
  all other such distributions made exclusively in cash within the preceding 12 months for which no adjustment has been made, plus

  •
  any cash and the fair market value of other consideration paid in any tender offers by us or any of our subsidiaries for our common stock expiring with the preceding 12 months for which no adjustment has been made exceeds 10% of our market capitalization on the record date for that distribution; our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; or

  (6)
  we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent such purchases involve an aggregate consideration that, together with:

  •
  any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

  •
  the aggregate amount of any all-cash distributions referred to in (5) above to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made exceeds 10% of our market capitalization on the expiration of the tender offer.

        We will not make any adjustment if holders of Notes may participate in the transactions described above.

        To the extent that we have a rights plan in effect upon conversion of the Notes into common stock, holders will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions and no adjustments to the conversion price will be made, except in limited circumstances.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of a holder's Notes the holder will be entitled to receive the same type of consideration which the holder would have been entitled to receive if the holder had converted the Notes into our common stock immediately prior to any of these events.

        A holder may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the purchase price.

        We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

        We are not required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Payment Upon Conversion

        Upon conversion, we may choose to deliver cash in lieu of shares of our common stock, or shares of our common stock, as described below.

  Conversion On or Prior to the Final Notice Date

        In the event that we receive a holder's notice of conversion on or prior to the day that is 5 days prior to maturity (the "final notice date"), and we choose to satisfy all of our obligation upon conversion (the "conversion obligation") in cash, we will notify the holder electing to convert through the trustee at any time on or before the date that is two business days following receipt of the holder's notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for the shares of common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the conversion retraction period; no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash) will occur on the business day following the final trading day of the 5 trading-day period beginning on the first trading day after the final day of the conversion retraction period (the "cash settlement averaging period"), provided however, that the conversion shall be deemed to have occurred as described above under "Conversion Procedures." Settlement amounts will be computed as follows:

  •
  If we elect to satisfy the conversion obligation in shares of common stock, we will deliver to the electing holder a number of shares of common stock equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the conversion rate.

  •
  If we elect to satisfy the conversion obligation in cash, we will deliver to the electing holder cash in an amount equal to the product of:

  •
  a number equal to (1) the aggregate principal amount of Notes to be converted divided by 1,000, multiplied by (2) the conversion rate, and

  •
  the average sale price of our shares of common stock during the cash settlement averaging period.

        If a holder exercises its right to require us to repurchase its Notes as described under "—Repurchase at Option of the Holder," such holder may convert its Notes as provided above only if it withdraws its repurchase or change of control repurchase notice and converts its Notes prior to the close of business on the business day immediately preceding the applicable repurchase date.

  Conversion After the Final Notice Date

        In the event that we receive a holder's notice of conversion after the final notice date, and we choose to satisfy all of the conversion obligation in cash, we will notify the holder electing to convert through the trustee. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "—Conversion On or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the 5 trading-day period beginning on the first trading day after the maturity date. If we timely elect to pay cash for the shares of common stock otherwise issuable to the holder, the holder may retract the conversion notice at any time during the conversion retraction period; no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares of our common stock (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, settlement will occur on the business day following the final day of such cash settlement averaging period.

Repurchase at Option of the Holder

        If a fundamental change of Yahoo! occurs at any time prior to the maturity of the Notes, a holder may require us to repurchase the holder's Notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The Notes will be repurchased in integral multiples of $1,000 principal amount.

        We will repurchase the Notes at a price equal to 100% of the principal amount to be repurchased.

        Instead of paying the purchase price in cash, we may elect to pay the purchase price in shares of our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of the applicable common stock or securities for the 5 trading days immediately preceding the second business day immediately preceding the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the purchase date as provided in the indenture, including:

  •
  registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

        We will mail to all record holders a notice of a fundamental change within 30 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If a holder elects to require us to repurchase the holder's Notes, such holder must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, the holder's repurchase notice and any Notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for Notes surrendered for repurchase following the repurchase date.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock or American Depositary Shares that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its Notes if the sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change equals or exceeds 105% of the conversion price of the Notes in effect on each of those five trading days.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

        These fundamental change repurchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the Notes upon a fundamental change would not necessarily afford a holder protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the Notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered Notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the Notes under certain circumstances, or expressly prohibit our repurchase of the Notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing Notes, we could seek the consent of our lenders to repurchase the Notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the Notes. Our failure to repurchase tendered Notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by Yahoo!

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the Notes and the indenture; and

  •
  we or such successor person will not be in default under the indenture immediately after the transaction.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the Notes and the indenture.

Ranking

        The Notes are senior unsecured obligations of Yahoo! and rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. The Notes rank senior to any of our subordinated indebtedness.

        Because the creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, the holders of our Notes are effectively subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, a holder's right to participate in any distribution of our subsidiaries' assets is necessarily subject to the claims of the subsidiaries' creditors. As of March 31, 2003, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness.

Events of Default; Notice and Waiver

        The following are events of default under the indenture:

  •
  we fail to pay principal or premium, if any, when due upon repurchase or otherwise on the Notes;

  •
  we fail to pay additional interest, if any, on the Notes, when due and such failure continues for a period of 30 days;

  •
  we fail to give a holder notice of such holder's right to require us to purchase the holder's Notes upon a fundamental change;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after notice; and

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal, premium or additional interest, if any, on the Notes. However, the trustee must consider it to be in the interest of the holders of the Notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal, premium, if any, and additional interest, if any, on the outstanding Notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued additional interest, if any, on the Notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, and additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding Notes may waive these past defaults.

        Payments of principal, premium, if any, and additional interest on the Notes, if any, that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

        The holders of a majority of outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the Notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, and additional interest on the Notes, if any, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding Notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the Notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding Notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding Note if it would:

  •
  change the stated maturity of any Note;

  •
  reduce the principal amount or premium of any Note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any Note after the occurrence of an event of default giving rise to such acceleration;

  •
  reduce any amount payable upon repurchase of any Note;

  •
  after the occurrence of a fundamental change, modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders;

  •
  impair the right of a holder to institute suit for payment on any Note;

  •
  change the place or currency in which any Note is payable;

  •
  impair the right of a holder to convert any Note;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change the ranking of the Notes in a manner adverse to the holders of the Notes;

  •
  reduce the percentage of Notes required for consent to any modification to the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

        We and the trustee may modify or amend the indenture and the Notes without the consent of any holder in order to, among other things:

  •
  provide for our successor pursuant to a consolidation, merger or sale of assets;

  •
  add to our covenants for the benefit of the holders of the Notes or to surrender any right or power conferred upon us by the indenture;

  •
  provide for a successor trustee with respect to the Notes;

  •
  cure any ambiguity or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the indenture which, in each case, will not adversely affect the interests of the holders of the Notes;

  •
  add any additional events of default with respect to the Notes;

  •
  secure the Notes;

  •
  reduce the conversion price, provided that the reduction is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the Notes;

  •
  supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge or the Notes, provided that such change or modification does not adversely affect the interests of the holders of the Notes;

  •
  make any changes or modifications necessary in connection with the registration of the Notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of the Notes; or

  •
  add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary and desirable and which will not adversely affect the interests of the holders of Notes.

        The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of the principal of or any premium or additional interest on or with respect to the Notes or (2) in respect of a covenant or provision that cannot be modified without the consent of the holder of each Note affected thereby.

Form, Denomination and Registration

        The Notes have been issued:

  •
  in fully registered form; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

Note, Book-Entry Form

        The Notes are issued in the form of global securities held in book-entry form. We have deposited the global Notes with DTC and registered the Notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Holders may hold their interests in a Note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the Note to such persons may be limited.

        Holders who are not participants may beneficially own interests in a Note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants").

        So long as Cede & Co., as the nominee of DTC, is the registered owner of a Note, Cede & Co. for all purposes will be considered the sole holder of such Note. Except as provided below, owners of beneficial interests in a Note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the Note.

        We will pay additional interest as described below under "—Registration Rights of the Noteholders," if any, on and the repurchase price of a Note to Cede & Co., as the registered owner of the Note, by wire transfer of immediately available funds on each additional interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a Note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global Note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global Note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

        Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including the presentation of Notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the Note are credited, and only in respect of the principal amount of the Notes represented by the Note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue Notes in certificated form in exchange for Notes.

Calculations in Respect of Notes

        We or our agents are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the market price of the Notes and our common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Registration Rights of the Noteholders

        We entered into a registration rights agreement with the initial purchaser in which we agreed to file the shelf registration statement of which this prospectus is a part with the SEC covering resale of the registrable securities within 90 days after the closing date. We will use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of the closing date. We will use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

  •
  the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act applicable to holders that are not affiliates of Yahoo!; and

  •
  the date when all of the Notes and the shares of our common stock issuable upon conversion of the Notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

        When we use the term "registrable securities" in this section, we are referring to the Notes and the common stock issuable upon conversion of the Notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act for holders that are not affiliates of Yahoo!; and

  •
  the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed an aggregate of 45 days for all suspensions in any 3-month period; or

  •
  exceed an aggregate of 120 days for all suspensions in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances relating to probable acquisitions, financings, recapitalizations, business combinations or other similar transactions. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Notes of the existence of such a suspension. Each holder, by its acceptance of the Notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        We will pay predetermined additional interest if the shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above.

        Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first April 15 or October 15 to occur after the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

  •
  0.25% of the principal amount of a Note to and including the 90th day following such registration default; and

  •
  0.50% of the principal amount of a Note from and after the 91st day following such registration default.

        In no event will additional interest accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its Notes into shares of our common stock, and if those shares of common stock continue to be registrable securities, the holder will be entitled to receive equivalent amounts based on the conversion price in effect during the period of default. We will have no other liabilities for monetary damages with respect to our registration obligations. A holder will not be entitled to this additional interest during the period of registration default resulting from the unavailability of the prospectus for a period exceeding the suspension periods described above unless it has provided all information requested by the questionnaire prior to the deadline.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling securityholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are legally required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling securityholders through brokers and dealers.

        This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the Notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

        We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, Note registrar and custodian for the Notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

        Yahoo! is authorized to issue up to 5,000,000,000 shares of common stock, par value $0.001 per share. Holders of shares of Yahoo! common stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Yahoo! common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Yahoo! board of directors out of funds legally available therefor. Upon liquidation or dissolution of Yahoo!, the holders of Yahoo! common stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Yahoo! preferred stock, if any. Holders of Yahoo! common stock have no preemptive rights, subscription rights or conversion rights. As of July 7, 2003, there were approximately 608,095,667 shares of Yahoo! common stock outstanding, held by approximately 9,861 holders of record.

        In addition, Yahoo! is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series as determined by the Yahoo! board of directors. The board of directors designated 2,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock in connection with the adoption of Yahoo!'s stockholder rights plan, described below. No shares of Yahoo! preferred stock are currently issued or outstanding. The rights of the holders of Yahoo! common stock will be subject to, and may be adversely affected by, the rights of the holders of any Yahoo! preferred stock issued by Yahoo! in the future.

Business Combinations Under Delaware Law and of Our Amended and Restated Certificate of Incorporation and Bylaws

        Provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the acquisition of Yahoo! and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Yahoo! to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Yahoo! outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

        We are subject to the provisions of Section 203 of the Delaware general corporation law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Yahoo! without further action by the stockholders.

        Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our bylaws provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, or the president. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, or the president. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Stockholder Rights Plan

        On March 15, 2001, we entered into a stockholder rights plan with EquiServe Trust Company, N.A., as rights agent, and declared a dividend distribution of one right for each outstanding share of Yahoo! common stock to stockholders of record at the close of business on March 20, 2001. The rights trade automatically with shares of common stock and become exchangeable only under certain circumstances described below.

        The rights are designed to protect our and our stockholders' interests against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide our board of directors with leverage in negotiating, on behalf of all stockholders, the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.

        Until a right is exercised, the holder thereof, will have no rights as a Yahoo! stockholder, including, without limitation, the right to vote or to receive dividends. Each right entitles the registered holder to purchase from Yahoo! a one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share at a purchase price of $250 per right, subject to adjustment.

        Currently, the rights are attached to all common stock certificates representing shares then outstanding, and no separate rights certificates have been distributed. Subject to certain exceptions specified in the rights agreement, the rights will separate from the common stock and a distribution date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock (other than as a result of repurchases of stock by Yahoo!, certain inadvertent actions by institutional or certain other stockholders or the beneficial ownership by a person of 15% or more of the outstanding common stock as of March 1, 2001, or the stock acquisition date in which a person has entered into an agreement or arrangement with Yahoo! or any subsidiary of Yahoo! providing for an acquisition transaction) or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person. Below we refer to the person or group acquiring at least 15% of our common stock as an "acquiring person".

        An acquisition transaction is defined as (x) a merger, consolidation or similar transaction involving Yahoo! or any of our subsidiaries as a result of which our stockholders will no longer own a majority of the outstanding shares of our common stock or a publicly traded entity which controls Yahoo! or, if appropriate, the entity into which Yahoo! may be merged, consolidated or otherwise combined, (y) a purchase or other acquisition of all or a substantial portion of the assets of Yahoo! and our subsidiaries, or (z) a purchase or other acquisition of securities representing 15% or more of the shares of our common stock then outstanding.

        Until the distribution date, (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

        Except as otherwise determined by our board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

        In the event that a person becomes an acquiring person (except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of Yahoo! and our stockholders, after receiving advice from one or more investment banking firms) each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Yahoo!) having a value equal to two times the exercise price of the right. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by Yahoo! as set forth below. All rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

        In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to an offer which the independent directors determine to be fair after receiving advice from one or more investment banking firms), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

        At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of preferred stock, per right (subject to adjustment).

        The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (California time) on March 1, 2011, unless such date is extended or we redeem or exchange them before that time.

        At any time until ten business days following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.001 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors). Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

        Notwithstanding the foregoing paragraph, for 180 days following a change in the majority of the membership of the board of directors that has not been approved by the board of directors, occurring within six months of announcement of an unsolicited third party acquisition or business combination proposal or of a third party's intent or proposal otherwise to become an acquiring person, the new directors are entitled to redeem the rights (assuming the rights would have otherwise been redeemable), including to facilitate an acquisition or business combination transaction involving Yahoo!, but only (1) if they have followed certain prescribed procedures or (2) if such procedures are not followed, and if their decision regarding redemption and any acquisition or business combination is challenged as a breach of fiduciary duty of care or loyalty, the directors (solely for purposes of the effectiveness of the redemption decision) are able to establish the entire fairness of the redemption or transaction.

        Any of the provisions of the rights agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the rights agreement. No amendment may be made to the rights agreement during 180 days following a change in the majority of the membership of the board of directors that has not been approved by the board of directors, or at a time when the rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provision therein.

        This description is not complete and is qualified, in its entirety, by reference to the rights agreement, a copy of which was filed as Exhibit 1 to our Registration Statement on Form 8-A filed on March 19, 2001. See "Where You Can Find More Information About Yahoo!" on page 50 to find out how you can obtain a copy of the rights agreement.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax consequences of an investment in notes. This summary is based upon existing United States federal income tax law, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, brokerdealers, and domestic and foreign tax-exempt organizations (including private foundations)) or to persons that will hold notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary assumes that investors will hold their notes, and common stock received pursuant to a conversion or exchange of notes, as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of an investment in notes.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of notes that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United

States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of notes that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

U.S. Holders

Original Issue Discount

        Because the stated principal amount due at maturity on notes exceeds the issue price of notes (as calculated under the Code) by more than a statutorily-defined de minimis amount, notes will be treated as having been issued with original issue discount ("OID"). Accordingly, a holder will be required to include OID in ordinary income, as determined under the constant yield method, over the period that he holds notes in advance of the receipt of the cash attributable thereto. Any amount of OID included in income will generally increase the adjusted issue price of, and a holder's adjusted tax basis in, notes.

Market Discount

        If a holder acquires notes at a price that is less than the issue price (that is, a discount from its stated redemption price at maturity or, if notes were issued with OID, its original issue price plus any accrued OID), the holder may be deemed to have acquired notes with market discount.

        A holder who acquires notes at a market discount that is more than a statutorily-defined "de minimis" amount will generally be required to recognize ordinary income to the extent of accrued market discount on notes upon their exchange (to the extent of cash received) or, to the extent of any gain, upon their repurchase, sale or other disposition. Such market discount will accrue ratably or, at the election of the holder, under a constant yield method over the remaining term of notes. A holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry notes acquired with market discount. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. A holder will not recognize income for any accrued market discount attributable to notes surrendered for conversion into, or exchanged solely for, our common stock. Upon disposition of such common stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

        Holders are advised to consult their tax advisors regarding the foregoing market discount rules.

Bond and Acquisition Premium

        If a holder acquires notes at a price that is greater than the stated redemption price at maturity the holder will generally be deemed to have acquired notes with bond premium. The amount of such premium will be included in the adjusted tax basis of notes which may result in a capital loss upon exchange, repurchase, sale or other disposition of notes. In lieu of the foregoing, such holder may elect to amortize such premium, as an offset to additional interest, if any, using a constant yield method, over the remaining term of notes.

        A holder who acquires notes issued with OID for an amount less than or equal to the stated redemption price at maturity, but in excess of the adjusted issue price of such notes will generally be deemed to have acquired notes with acquisition premium. Under the acquisition premium rules, a hold is generally is permitted to reduce the daily portions of OID on notes by the amount of acquisition premium allocable to each such day.

        Holders are advised to consult their tax advisor regarding the foregoing bond premium rules.

Conversion of Notes into, or Exchange of Notes Solely for, Common Stock

        If a holder converts notes or exchanges notes, and we deliver solely common stock in the conversion or exchange, a holder will generally not recognize gain or loss except to the extent of cash received in lieu of a fractional share of our common stock. A holder will generally recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the amount of cash received and the tax basis in such fractional share, except to the extent of accrued market discount allocable to such share which shall be treated as ordinary income. Such gain or loss will generally be long-term if the holder's holding period in respect of notes is more than one year. A holder's tax basis in the common stock received upon conversion or exchange should generally equal such holder's adjusted tax basis in notes (taking into account previously recognized accrued market discount or any adjustments pursuant to the bond premium and acquisition premium rules, if any, and hereinafter referred to as the "adjusted tax basis" in notes) tendered in exchange therefor, less the tax basis allocated to any fractional share for which cash is received. A holder's holding period in the common stock received upon conversion or exchange of notes will include the holding period of notes so converted or exchanged.

Exchange of Notes for Common Stock and Cash

        If a holder exchanges notes in connection with a fundamental change, and we deliver a combination of cash and common stock in satisfaction of our repurchase obligation, assuming that notes are securities for United States federal income tax purposes, which is likely, a holder will generally not recognize loss, but will generally recognize gain, if any, on notes so exchanged in an amount equal to the lesser of the amount of (i) gain "realized" (i.e., the excess, if any, of the fair market value of the common stock received upon exchange plus cash received over the adjusted tax basis in notes tendered in exchange therefor) or (ii) cash received. Such gain will generally be (i) capital gain except to the extent of accrued market discount not previously included in income and (ii) long-term if the holder's holding period in respect of such note is more than one year. A holder's tax basis in the common stock received should generally equal the adjusted tax basis in notes tendered in exchange therefor, decreased by the cash received, and increased by an amount of gain recognized. A holder's holding period in the common stock received upon exchange of notes will include the holding period of notes so exchanged.

Conversion of Notes into, or Repurchase of Notes for, Solely Cash or Other Sale or Disposition

        Upon the conversion of notes into, or repurchase of notes for, solely cash, or other sale or disposition of notes (other than a conversion of notes into, or and exchange of notes for, our common stock as described under "—Conversion of Notes into, or Exchange of Notes Solely for, Common Stock" and "—Exchange of Notes for Common Stock and Cash" above) or our common stock previously received pursuant to a conversion or exchange of notes, a holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the conversion, repurchase, sale or other disposition and (ii) the holder's adjusted tax basis in notes or common stock previously received pursuant to a conversion or exchange of notes. Such gain or loss will be (i) capital gain or loss, except in the case of gain, to the extent of accrued market discount not previously included in income and (ii) long-term if the holder's holding period in respect of such notes is more than one year.

Constructive Dividends

        If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of notes, the conversion rate of notes is increased, such increase may be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to holders of notes. For example, an increase in the conversion rate in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to holders of notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not.

Non-U.S. Holders

Additional Interest on Notes

        Payments of additional interest on notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder is not a controlled foreign corporation that is related to us through stock ownership and (ii) the statement requirements set forth in section 871(h) or 881(c) of the Code are satisfied, as discussed below. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on additional interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

        The statement requirement referred to in the preceding paragraph generally will be satisfied if the beneficial owner of notes certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

Additional Interest on Common Stock, Dividends and Constructive Dividends

        Additional interest paid on our common stock, dividends paid or constructive dividends deemed paid (see "U.S. Holders—Constructive Dividends" above) to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on receipt of a dividend or a constructive dividend that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Conversion of Notes into, or Exchange of Notes Solely for, Common Stock

        Upon conversion of notes into, or an exchange of notes solely for, common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax. See "—Conversion of Notes into, or Exchange of Notes for, Cash or Other Sale, Repurchase or Disposition" below regarding the taxation of cash received, including cash received in lieu of a fractional share of common stock, upon a conversion or exchange.

Conversion of Notes into, or Exchange of Notes for, Cash or Other Sale, Repurchase or Disposition

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a conversion of notes into, or an exchange of notes for, cash or cash and common stock, a sale, or repurchase for cash or the receipt of cash in lieu of a fractional share of our common stock, or other disposition of notes or common stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. See "U.S. Holders—Exchange of Notes for Common Stock and Cash" and "U.S. Holders—Conversion of Notes into, or Repurchase of Notes for, Solely Cash or Other Sale or Disposition" above regarding the calculation of gain. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis and, if such Non-U.S. Holder is a corporation, may also be subject to the 30% United States branch profits tax described above.

Information Reporting and Backup Withholding

        Information returns will be filed annually with the United States Internal Revenue Service and provided to each Non-U.S. Holder with respect to any payments on notes or our common stock and the proceeds from their sale or other disposition that are subject to withholding or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation. Additional interest, dividends, or constructive dividends paid to a Non-U.S. Holder of notes or common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of notes or our common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of notes or our common stock to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a "United States related person"). In the case of the payment of the proceeds from the disposition of notes or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know otherwise. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the United States Internal Revenue Service.

SELLING SECURITYHOLDERS

        The Notes were originally issued to and resold by Credit Suisse First Boston LLC in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act and Regulation S. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Notes and the common stock into which the Notes are convertible. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as their transferees, pledgees, donees or successors.

        The table below sets forth the name of each selling securityholder, the principal amount of Notes at maturity that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which the Notes are convertible. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the following tables based on information given to us by the selling securityholders on or before July 7, 2003. The selling securityholders may offer, pursuant to this prospectus, all or some portion of the Notes or common stock listed below, as a result, no estimate can be given as to the amount of Notes or common stock that will be held by the selling securityholders upon consummation of any sales.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.

SELLING SECURITYHOLDERS TABLE

Selling Securityholder	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Common Stock Issuable Upon Conversion of the Notes that May Be Sold(1)	Percentage of Shares of Common Stock Outstanding(2)
American AAdvantage Funds	$190,000	*	4,634	*
Arbitex Master Fund, L.P.	$12,000,000	1.60%	292,682	*
Aventis Pension Master Trust	$260,000	*	6,341	*
Bank Austria Cayman Islands, LTD	$7,000,000	*	170,731	*
Bank of America Pension Plan	$1,000,000	*	24,390	*
Barclays Global Investors Ltd.	$1,000,000	*	24,390	*
Bear, Stearns & Co. Inc.	$2,500,000	*	60,976	*
Boilermaker – Blacksmith Pension Trust	$1,350,000	*	32,927	*
CALAMOS® Convertible Fund – CALAMOS® Investment Trust	$12,200,000	1.63%	297,560	*
CALAMOS® Convertible Growth and Income Fund – CALAMOS® Investment Trust	$12,800,000	1.71%	312,195	*
CALAMOS® Convertible Portfolio – CALAMOS® Advisors Trust	$165,000	*	4,024	*
CALAMOS® Global Convertible Fund – CALAMOS® Investment Trust	$230,000	*	5,610	*
CEMEX Pension Plan	$125,000	*	3,049	*
City of Albany Pension Plan	$140,000	*	3,415	*
City of Knoxville Pension System	$300,000	*	7,317	*
Consulting Group Capital Market Funds	$1,000,000	*	24,390	*
Credit Suisse First Boston LLC	$345,910,000	46.12%	8,436,814	1.37%
Deep Rock & Co.	$1,000,000	*	24,390	*
Delta Airlines Master Trust	$1,400,000	*	34,146	*
Delta Pilots Disability and Survivorship Trust	$400,000	*	9,756	*
Dodeca Fund, L.P.	$2,000,000	*	48,780	*
Dorinco Reinsurance Company	$750,000	*	18,293	*
Duckbill & Co.	$500,000	*	12,195	*
Gasner Investors Holdings Ltd.	$1,000,000	*	24,390	*
General Motors Welfare Benefit Trust	$3,000,000	*	73,171	*
GMAM Group Pension Trust	$500,000	*	12,195	*
Goldman Sachs & Co. Profit Sharing Master Trust	$945,000	*	23,049	*
Guggenheim Portfolio Co. XV, LLC	$1,500,000	*	36,585	*

Inflective Convertible Opportunity Fund I, L.P.	$50,000	*	1,220	*
Kettering Medical Center Funded Depreciation Account	$80,000	*	1,951	*
Knoxville Utilities Board Retirement System	$130,000	*	3,171	*
Louisiana Workers' Compensation Corporation	$350,000	*	8,537	*
Lyxor Master Fund	$2,000,000	*	48,780	*
Macomb County Employees' Retirement System	$290,000	*	7,073	*
Man Convertible Bond Master Fund, Ltd.	$15,032,000	2.00%	366,633	*
OZ Convertible Master Fund, Ltd.	$2,358,000	*	57,512	*
OZ MAC 13 Ltd.	$729,000	*	17,780	*
OZ Master Fund, Ltd.	$26,277,000	3.50%	640,901	*
Peoples Benefit Life Insurance Cmopany Teamsters	$3,000,000	*	73,171	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$680,000	*	16,585	*
Prisma Foundation	$40,000	*	976	*
Ramius Capital Group	$1,000,000	*	24,390	*
Ramius Master Fund, LTD	$11,575,000	1.54%	282,317	*
Ramius Partners II, LP	$200,000	*	4,878	*
Ramius, LP	$200,000	*	4,878	*
RCG Baldwin, LP	$800,000	*	19,512	*
RCG Halifax Master Fund, LTD	$1,500,000	*	36,585	*
RCG Latitude Master Fund, LTD	$11,575,000	1.54%	282,317	*
RCG Multi Strategy Master Fund, LTD	$650,000	*	15,854	*
Retail Clerks Pension Trust	$3,000,000	*	73,171	*
Retail Clerks Pension Trust #2	$1,000,000	*	24,390	*
Salomon Brothers Asset Management, Inc.	$10,000,000	1.33%	243,902	*	(3)
Satellite Convertible Arbitrage Master Fund LLC	$3,000,000	*	73,171	*
SCI Endowment Care Common Trust Fund – First Union	$35,000	*	854	*
SCI Endowment Care Common Trust Fund – National Fiduciary Services	$190,000	*	4,634	*
SCI Endowment Care Common Trust Fund – Suntrust	$80,000	*	1,951	*
South Dakota Retirement System	$5,000,000	*	121,951	*
SPT	$1,700,000	*	41,463	*
St. Albans Partners Ltd.	$3,000,000	*	73,171	*
St. Thomas Trading, Ltd.	$24,968,000	3.33%	608,975	*
TD Securities (USA) Inc.	$46,250,000	6.17%	1,128,047	*
The California Wellness Foundation	$400,000	*	9,756	*
The Dow Chemical Company Employees' Retirement Plan	$2,700,000	*	65,854	*
The Fondren Foundation	$145,000	*	3,537	*
Union Carbide Retirement Account	$1,200,000	*	29,268	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	$600,000	*	14,634	*
Univar USA Inc. Retirement Plan	$300,000	*	7,317	*

US Bancorp Piper Jaffray	$4,000,000	*	97,561
Wachovia Bank National Association	$11,000,000	1.47%	268,292	*
Wachovia Securities International Ltd.	$7,500,000	1.00%	182,927	*
White River Securities L.L.C.	$2,500,000	*	60,976	*
WPG Convertible Arbitrage Overseas Master Fund	$750,000	*	18,293	*
WPG MSA Convertible Arbitrage Fund	$250,000	*	6,098	*
Xavex Convertible Arbitrage #5	$900,000	*	21,951	*
Yield Strategies Fund I, L.P.	$1,000,000	*	24,390	*
Yield Strategies Fund II, L.P.	$1,000,000	*	24,390	*
Unnamed securityholders or any future transferees, pledgees, donees or successors of or from any such unnamed securityholder	$127,851,000	17.05%	3,118,311	*
Total	$750,000,000	100%	18,292,683	3.01%

*
Less than one percent (1%).

(1)
Assumes conversion of all of the holder's Notes at a conversion rate of 24.3902 shares of common stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the Notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the Notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described under "Description of the Notes—Conversion Rights."

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 608,095,667 shares of common stock outstanding as of July 7, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's Notes, but we did not assume conversion of any other holder's Notes.

(3)
Salomon Brothers Asset Management, Inc. acts as discretionary investment advisor with respect to the following accounts that hold the indicated principal amounts of Notes: Citigroup Pension Fund CAP Arbitrage ($393,000); SB Diversified Arbitrage Strategies ($1,570,000); SB Enhanced Arbitrage Strategies ($413,000); GM Pension ($211,000); GM Veba ($632,000); SB Market Neutral Arbitrage ($628,000); SB Multi Strategy Arbitrage ($6,153,000).

VOTING/INVESTMENT CONTROL TABLE

Selling Securityholder	Natural person or persons with voting or dispositive power
American AAdvantage Funds	Nick Calamos
Arbitex Master Fund, L.P.	Clark K. Hunt, Jonathan Bren, Ken Tananbaum
Aventis Pension Master Trust	Nick Calamos
Bank Austria Cayman Islands, LTD	Alex Adair
Bank of America Pension Plan	*
Barclays Global Investors Ltd.	*
Bear, Stearns & Co. Inc.	*
Boilermaker—Blacksmith Pension Trust	Nick Calamos
CALAMOS® Convertible Fund—CALAMOS® Investment Trust	Nick Calamos
CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust	Nick Calamos
CALAMOS® Convertible Portfolio—CALAMOS® Advisors Trust	Nick Calamos
CALAMOS® Global Convertible Fund—CALAMOS® Investment Trust	Nick Calamos

CEMEX Pension Plan	Nick Calamos
City of Albany Pension Plan	Nick Calamos
City of Knoxville Pension System	Nick Calamos
Consulting Group Capital Market Funds	*
Credit Suisse First Boston Corporation LLC	*
Deep Rock & Co.	*
Delta Airlines Master Trust	Nick Calamos
Delta Pilots Disability and Survivorship Trust	Nick Calamos
Dodeca Fund, L.P.	Thomas J. Ray
Dorinco Reinsurance Company	Nick Calamos
Duckbill & Co.	*
Gasner Investors Holdings Ltd.	*
General Motors Welfare Benefit Trust	*
GMAM Group Pension Trust	*
Goldman Sachs & Co. Profit Sharing Master Trust	Daniel S. Och
Guggenheim Portfolio Co. XV, LLC	Alex Adair
Inflective Convertible Opportunity Fund I, L.P.	Thomas J. Ray
Kettering Medical Center Funded Depreciation Account	Nick Calamos
Knoxville Utilities Board Retirement System	Nick Calamos
Louisiana Workers' Compensation Corporation	Nick Calamos
Lyxor Master Fund	Clark K. Hunt, Jonathan Bren and Ken Tananbaum
Macomb County Employees' Retirement System	Nick Calamos
Man Convertible Bond Master Fund, Ltd.	J.T. Hansen and John Null
OZ Convertible Master Fund, Ltd.	Daniel S. Och
OZ MAC 13 Ltd.	Daniel S. Och
OZ Master Fund, Ltd.	Daniel S. Och
Peoples Benefit Life Insurance Company Teamsters	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	Nick Calamos
Prisma Foundation	Nick Calamos
Ramius Capital Group	Alex Adair
Ramius Master Fund, LTD	Alex Adair
Ramius Partners II, LP	Alex Adair
Ramius, LP	Alex Adair
RCG Baldwin, LP	Alex Adair
RCG Halifax Master Fund, LTD	Alex Adair
RCG Latitude Master Fund, LTD	Alex Adair
RCG Multi Strategy Master Fund, LTD	Alex Adair
Retail Clerks Pension Trust	*
Retail Clerks Pension Trust #2	*
Salomon Brothers Asset Management, Inc.	*
Satellite Convertible Arbitrage Master Fund, LLC	*
SCI Endowment Care Common Trust Fund—First Union	Nick Calamos

SCI Endowment Care Common Trust Fund—National Fiduciary Services	Nick Calamos
SCI Endowment Care Common Trust Fund—Suntrust	Nick Calamos
South Dakota Retirement System	Chris Huisken and Matthew Clark
SPT	Nick Calamos
St. Albans Partners Ltd.	*
St. Thomas Trading, Ltd.	J.T. Hansen and John Null
TD Securities (USA) Inc.	*
The California Wellness Foundation	Nick Calamos
The Dow Chemical Company Employees' Retirement Plan	Nick Calamos
The Fondren Foundation	Nick Calamos
Union Carbide Retirement Account	Nick Calamos
United Food and Commercial Workers Local 1262 and Employers Pension Fund	Nick Calamos
Univar USA Inc. Retirement Plan	Nick Calamos
US Bancorp Piper Jaffray	*
Wachovia Bank National Association	*
Wachovia Securities International Ltd.	*
White River Securities L.L.C.	*
WPG Convertible Arbitrage Overseas Master Fund	*
WPG MSA Convertible Arbitrage Fund	*
Xavex Convertible Arbitrage #5	Alex Adair
Yield Strategies Fund I, L.P.	*
Yield Strategies Fund II, L.P.	*

*
The securityholder has informed Yahoo! that there is no natural person with voting or investment power over the respective Notes.

        Generally, only selling securityholders identified in the foregoing Selling Securityholders Table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in an amendment to this registration statement or a supplement to this prospectus.

LEGAL MATTERS

        The validity of the Notes and common stock issuable upon conversion of the Notes has been passed upon for Yahoo! by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

        The consolidated financial statements of Yahoo! Inc. incorporated in this Prospectus by reference to Yahoo! Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Inktomi Corporation incorporated in this Prospectus by reference to Exhibit 99.3 of Yahoo! Inc.'s Current Report on Form 8-K/A filed May 27, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT YAHOO!

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Yahoo! Inc. may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. You may also obtain information about Yahoo! at our World Wide Web site at http://www.yahoo.com.

        The SEC allows us to incorporate by reference into this prospectus certain of our publicly-filed documents, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by Yahoo! with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders have sold all the Notes or underlying common stock.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

  •
  Our Annual Report on Form 10-K (File No. 000-28018) for our fiscal year ended December 31, 2002;

  •
  Our Quarterly Report on Form 10-Q (File No. 000-28018) for the quarter ended March 31, 2003;

  •
  The description of our common stock set forth in our Registration Statement on Form 8-A, filed on March 12, 1996 (File No. 000-28018), as updated by our Current Report on Form 8-K, filed on August 11, 2000 (File No. 812-11976), including associated preferred stock purchase rights described in our Registration Statement on Form 8-A, filed on March 19, 2001 (File No. 000-28018);

  •
  Our Current Reports on Form 8-K (File Nos. 000-28018) filed on January 16, 2003, February 13, 2003, April 7, 2003, April 9, 2003, April 10, 2003, April 18, 2003 and May 30, 2003; and

  •
  Our Current Reports on Form 8-K, as amended (File Nos. 000-28018) filed on January 8, 2003, March 24, 2003 and May 27, 2003.

        All documents subsequently filed by Yahoo! pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the effectiveness of this registration statement, shall be deemed to be incorporated herein by reference.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Paul Hollerbach, Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089, telephone: (408) 349-3300.

PART II
INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by Yahoo! in connection with the issuance and distribution of the Notes and underlying common stock being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by Yahoo!

SEC Registration Fee	$63,937
Nasdaq National Market(1)	$22,500
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$42,000
Printing Expenses	$50,000
Miscellaneous Expenses	—

Total	$203,437

(1)
Nasdaq National Market bills companies for the listing of additional shares on a quarterly basis, and the amount billed is determined by the change in the Company's total shares outstanding from one quarter to the next. The total amount billable in one quarter is capped at $22,500. Since all of the Notes are convertible on the same basis, solely for the purpose of estimating the expenses payable by Yahoo! in connection with issuance and distribution of the Notes and underlying common stock, we have assumed the conversion of all Notes into shares of Yahoo! common stock during one quarter.

Item 15. Indemnification of Directors and Officers.

        Our Amended Bylaws provide generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware ("DGCL"). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        As permitted by Section 102 of the DGCL, our stockholders have approved and incorporated provisions into Article XII of our Amended and Restated Certificate of Incorporation and Article VI of our Amended Bylaws eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the DGCL or liability for any breach of the director's duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. Yahoo! has also entered into agreements with its directors and certain of its officers that will require Yahoo!, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

        In connection with sale of the Notes and shares issuable upon conversion thereof, the selling securityholders have agreed to indemnify Yahoo!, its directors and officers and each such person who controls Yahoo!, against any and all liability arising from inaccurate information provided to Yahoo! by the selling securityholders and contained herein up to a maximum of the proceeds received by the selling securityholders from the sale of their Notes or shares hereunder.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of June 27, 2000 by and among the Registrant, Hermes Acquisition Corporation and eGroups, Inc., incorporated by reference into this registration statement from Exhibit 2.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
2.2*
Agreement and Plan of Merger, dated as of December 27, 2001 by and among the Registrant, HJ Acquisition Corp. and HotJobs.com, Ltd., incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on December 27, 2001.
2.3*
Agreement and Plan of Merger, dated as of December 22, 2002 by and among the Registrant, December 2002 Acquisition Corp. and Inktomi Corporation incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed on January 8, 2003.
3.1*
Amended and Restated Certificate of Incorporation of Registrant incorporated by reference into this Registration Statement from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
3.2*	Amended Bylaws of Registrant incorporated by reference into this registration statement from Exhibit 4.9 to the Registrant's Registration Statement on Form S-8 filed on March 5, 2002.
4.1*
Rights Agreement, dated as of March 15, 2001, between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the summary of Rights to Purchase Preferred Stock as Exhibit C, incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 19, 2001.
4.2*
Registration Rights Agreement, dated August 28, 2002, by and among Yahoo! Inc., Acqua Wellington Private Placement Fund Ltd. and Acqua Wellington Opportunity I Limited, incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's registration statement on Form S-3 filed on October 3, 2002.
4.3*
Registration Rights Agreement, dated as of April 9, 2003, by and between Yahoo! Inc. and Credit Suisse First Boston LLC, incorporated by reference into this registration statement from Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on April 10, 2003.
4.4*
Indenture, dated as of April 9, 2003, by and between Yahoo! Inc. and U.S. Bank National Association, incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on April 10, 2003.
5.1*	Opinion regarding legality by Skadden, Arps, Slate, Meagher & Flom LLP.

10.37*	Purchase Agreement, dated as of April 3, 2003, between Yahoo! Inc. and Credit Suisse First Boston LLC.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants of Yahoo! Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants of Inktomi Corporation.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (see Exhibit 5.1).
24.1*	Power of Attorney.
25.1*	Statement of Eligibility of Trustee on Form T-1.

*
Previously filed.

Item 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4.
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  5.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Yahoo! Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 8, 2003.

YAHOO! INC.
By:	/s/ SUSAN L. DECKER Susan L. Decker Executive Vice President, Finance and Administration and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement, has been signed by the following persons in the capacities indicated on this 8th day of July 2003.

Signature	Title

* Terry S. Semel	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ SUSAN L. DECKER Susan L. Decker	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)
* Patricia Cuthbert	Vice President and Corporate Controller (Principal Accounting Officer)
* Roy J. Bostock	Director
Ronald Burkle	Director
* Eric Hippeau	Director
* Arthur H. Kern	Director
* Robert Kotick	Director
* Edward Kozel	Director
* Gary Wilson	Director
* Jerry Yang	Director
*By:	/s/ SUSAN L. DECKER Susan L. Decker Attorney-In-Fact

Exhibit Index

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of June 27, 2000 by and among the Registrant, Hermes Acquisition Corporation and eGroups, Inc., incorporated by reference into this registration statement from Exhibit 2.8 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
2.2*
Agreement and Plan of Merger, dated as of December 27, 2001 by and among the Registrant, HJ Acquisition Corp. and HotJobs.com, Ltd., incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on December 27, 2001.
2.3*
Agreement and Plan of Merger, dated as of December 22, 2002 by and among the Registrant, December 2002 Acquisition Corp. and Inktomi Corporation incorporated by reference into this registration statement from Exhibit 2.1 to the Registrant's Current Report on Form 8-K/A filed on January 8, 2003.
3.1*
Amended and Restated Certificate of Incorporation of Registrant incorporated by reference into this Registration Statement from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
3.2*	Amended Bylaws of Registrant incorporated by reference into this registration statement from Exhibit 4.9 to the Registrant's Registration Statement on Form S-8 filed on March 5, 2002.
4.1*
Rights Agreement, dated as of March 15, 2001, between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, including the form of Rights Certificate as Exhibit B and the summary of Rights to Purchase Preferred Stock as Exhibit C, incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 19, 2001.
4.2*
Registration Rights Agreement, dated August 28, 2002, by and among Yahoo! Inc., Acqua Wellington Private Placement Fund Ltd. and Acqua Wellington Opportunity I Limited, incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's registration statement on Form S-3 filed on October 3, 2002.
4.3*
Registration Rights Agreement, dated as of April 9, 2003, by and between Yahoo! Inc. and Credit Suisse First Boston LLC, incorporated by reference into this registration statement from Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on April 10, 2003.
4.4*
Indenture, dated as of April 9, 2003, by and between Yahoo! Inc. and U.S. Bank National Association, incorporated by reference into this registration statement from Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on April 10, 2003.
5.1*	Opinion regarding legality by Skadden, Arps, Slate, Meagher & Flom LLP.
10.37*	Purchase Agreement, dated as of April 3, 2003, between Yahoo! Inc. and Credit Suisse First Boston LLC.
12.1*	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants of Yahoo! Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants of Inktomi Corporation.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (see Exhibit 5.1).
24.1*	Power of Attorney.
25.1*	Statement of Eligibility of Trustee on Form T-1.

*
Previously filed.

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TABLE OF CONTENTS
SUMMARY YAHOO! INC.
TERMS OF THE NOTES
RISK FACTORS Risks Related to Our Business
Risks Related to the Securities
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
SELLING SECURITYHOLDERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION ABOUT YAHOO!
PART II INFORMATION NOT REQUIRED TO BE IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings.
SIGNATURES
Exhibit Index